News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5.00 p.m. January 26, 2007
Jerry Davis (media) 215-977-6298
No. 3
SUNOCO LOGISTICS PARTNERS L.P. REPORTS FOURTH QUARTER AND YEAR-END 2006
RESULTS AND DECLARES INCREASED FOURTH QUARTER DISTRIBUTION
     PHILADELPHIA, January 26, 2007 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced net income for the fourth quarter ended December 31, 2006 of $27.9 million, or $0.80 per limited partner unit on a diluted basis, compared with $13.9 million, or $0.52 per limited partner unit on a diluted basis, for the fourth quarter of 2005. The increase was due mainly to an increase in total shipments in the Eastern Pipeline System, operating results from the acquisitions completed in 2005 and 2006 in the Western Pipeline System, increased revenues at the Partnership’s refined product terminals associated with ethanol blending and higher Western Pipeline System lease acquisition results. These increases were partially offset by higher interest expense related to financing the acquisitions completed in 2006 and the Partnership’s internal expansion capital program.
     For the twelve months ended December 31, 2006, net income was $90.3 million, a 46.4 percent increase over the $61.7 million of net income for the twelve months ended December 31, 2005. The increase was due mainly to operating results from the acquisitions completed in 2005 and 2006 in the Western Pipeline System, an increase in total shipments in the Eastern Pipeline System and higher lease acquisition results. These increases in net income were partially offset by higher interest expense related to financing the acquisitions completed in 2006 and the Partnership’s internal expansion capital program.
     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared an increased cash distribution for the fourth quarter 2006 of $0.8125 per common and subordinated partnership unit ($3.25 annualized) payable February 14, 2007 to unitholders of record on February 7, 2007, an increase of $0.025 per partnership unit over the preceding quarter ($0.10 annualized increase).
     “We are exceptionally pleased that our fourth quarter and annual earnings were at record levels, with 2006 income 46% higher than 2005”, said Deborah M. Fretz, President and Chief Executive Officer. “Acquisitions completed in the Western Crude Oil platform and organic growth investments throughout the system have produced increased cash flow.” This increase, combined with strong operating cash flow, has resulted in the declaration of an increase in our distribution to unitholders of $0.10 to $3.25 per unit annually and represents the fourteenth distribution increase in the past fifteen quarters, a 14.0 percent increase over the fourth quarter of 2005.”

Segmented Fourth Quarter Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System increased $3.6 million to $11.4 million for the fourth quarter 2006 from $7.8 million for the fourth quarter 2005. This increase was primarily the result of a $3.0 million increase in sales and other operating revenue and a $0.7 million increase in other income. Sales and other operating revenue increased from $25.4 million for the prior year’s quarter to $28.4 million for the fourth quarter 2006 due to an increase in total shipments due principally to higher throughput on the Marysville, Michigan to Toledo, Ohio crude oil pipeline. During 2005, two third-party Canadian synthetic crude oil plants experienced reduced production as a result of fire damage. Resumption of production at these crude oil plants, along with higher demand due to the expansion of a Detroit refinery served by the Marysville pipeline, resulted in an increase in shipments. Other income increased primarily as a result of equity income associated with the Partnership’s joint venture interests. Operating expenses increased from $12.8 million in the fourth quarter 2005 to $13.3 million for the fourth quarter 2006 due mainly to increased operating costs related to the increased volumes. Depreciation and amortization expense decreased $0.5 million in the fourth quarter 2006 to $2.1 million as certain assets reached the end of their depreciation life during the third quarter 2006.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $10.2 million for the fourth quarter 2006, an increase of $1.2 million when compared to the prior year’s fourth quarter. Total revenues increased $2.6 million from the prior year’s fourth quarter to $32.1 million for the fourth quarter 2006 due primarily to increased revenues associated with the addition of ethanol blending at the balance of the Partnership’s refined product terminals starting in May 2006 and additional product additive revenues. Operating expenses increased $1.3 million from the prior year’s fourth quarter to $13.9 million for the fourth quarter 2006 due to the timing of scheduled maintenance activity and additional product additive costs.
Western Pipeline System
     Operating income for the Western Pipeline System increased $11.6 million to $14.3 million for the fourth quarter 2006 from $2.7 million for the fourth quarter 2005. The increase was primarily the result of higher lease acquisition results, higher crude oil pipeline volumes resulting from the 2005 and 2006 crude oil pipeline acquisitions and an increase in other income of $2.5 million primarily attributable to equity income related to the acquisition of a 55.3 percent interest in the Mid-Valley Pipeline Company in August 2006. Total revenues and cost of products sold and operating expenses increased compared with the prior year’s quarter due principally to an increase in lease acquisition purchase and sales volumes. Operating expenses were also higher as a result of increased costs associated with the acquired assets and higher utility costs. Selling, general and administrative costs decreased by $0.8 million due primarily to the absence of non-recurring costs recorded in the fourth quarter of 2005 related to the Western area office relocation from Tulsa, Oklahoma to Sugar Land, Texas. The relocation to Sugar Land was completed in the first quarter of 2006.

Segmented Twelve Month Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System for the twelve months ended December 31, 2006 increased $11.9 million to $44.2 million from $32.3 million in the prior year period. Sales and other operating revenue increased over the prior year period due to an increase in total shipments principally due to higher throughput on the Marysville to Toledo crude oil pipeline as a result of the prior year third-party production issues previously discussed. Other income decreased to $11.2 million for the full year 2006 from $11.8 million for the prior year period due primarily to a decrease in joint venture equity income. Operating expenses decreased from $47.0 million in the full year 2005 to $45.5 million for the comparable period of 2006 due mainly to product operating gains, partially offset by increased utility, employee and operating costs associated with increased volumes. Selling, general and administrative expenses decreased $1.0 million for the twelve months ended December 31, 2006 when compared to the prior year period in 2005 due primarily to increased capitalization of certain engineering employee costs associated with the Partnership’s expansion capital projects. Depreciation and amortization expense decreased $1.0 million for the full year 2006 as certain assets reached the end of their depreciation life during the third quarter 2006.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $39.1 million for the twelve months ended December 31, 2006, an increase of $3.3 million from $35.8 million for the prior year’s corresponding period. Total revenues increased $9.4 million from the prior year to $123.3 million for the full year 2006 due primarily to increased revenues associated with the addition of ethanol blending at the balance of the Partnership’s refined product terminals starting in May 2006, an increase in revenues at the Partnership’s Nederland Terminal and additional product additive revenues at the Partnership’s refined product terminals. Operating expenses increased $4.9 million from the prior year to $53.4 million for the full year 2006 due to higher maintenance activity, increased employee costs and additional refined product additive costs.
Western Pipeline System
     Operating income for the Western Pipeline System increased $19.6 million to $34.8 million for the twelve months ended December 31, 2006 from $15.2 million for the corresponding prior year period. The increase was primarily the result of higher lease acquisition results and higher crude oil pipeline volumes mainly from the acquisitions previously discussed. Other income increased for the twelve months ended December 31, 2006 by $3.6 million when compared to the prior year period primarily due to an increase in equity income associated with the acquisition of the interest in the Mid-Valley Pipeline Company described above. Total revenues and cost of products sold and operating expenses increased in the full year 2006 compared with the prior year due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to $66.25 per barrel for the full year 2006 from $56.61 per barrel for the full year 2005. Selling, general and administrative expenses increased $2.7 million due principally to costs related to the Western area office relocation from Tulsa, Oklahoma to Sugar Land, Texas, as well as increased costs associated with the acquired assets. The relocation to Sugar Land was completed in the first quarter 2006.

Other Analysis
Financing Costs
     Net interest expense increased $2.5 million for the fourth quarter 2006 and $6.3 million for the twelve months ended December 31, 2006, compared to the prior year’s respective periods, primarily due to increased borrowings and higher interest rates, partially offset by an increase of $0.1 million and $2.5 million in capitalized interest. The Partnership increased borrowings under its credit facility by $22.0 million in the fourth quarter to fund its organic growth projects. Total debt outstanding at December 31, 2006 consisted of $423.9 million of Senior Notes and $68.0 million of borrowings under the Partnership’s credit facility.
Capital Expenditures
     Maintenance capital expenditures decreased $1.3 million to $29.9 million for the twelve months ended December 31, 2006 compared to the prior year due primarily to decreases in integrity management activity between the periods. Excluding maintenance capital expenditures reimbursed by Sunoco and $2.8 million associated with the Western area headquarters move, maintenance capital expenditures for the full year 2006 were $25.0 million. Management anticipates maintenance capital expenditures to be approximately $25.0 million for the year ending December 31, 2007.
     Expansion capital expenditures decreased $14.3 million for the fourth quarter 2006 when compared to the prior year quarter due primarily to the completion in 2005 of a 20-mile pipeline to connect the Texas crude oil pipeline acquired in August 2005 to the West Texas Gulf pipeline. Expansion capital expenditures increased by $59.7 million to $209.1 million for the twelve months ended December 31, 2006 due primarily to the acquisition of a 55.3 percent interest in the Mid-Valley Pipeline Company in August 2006, the acquisitions of the Millennium and Kilgore pipelines and the Amdel pipeline in March 2006, the ongoing construction at Nederland of seven new crude oil storage tanks with approximately 4.2 million shell barrels capacity, installation of ethanol blending facilities at certain refined product terminals and expansions of the Marysville crude oil pipeline and the Montello to Pittsburgh segment of the Eastern Products System.
Reimbursements Under Agreements with Sunoco
     Under agreements with Sunoco, the Partnership received reimbursement of $7.1 million and $8.0 million for the twelve months ended December 31, 2006 and 2005, respectively, for capital expenditures associated with improvements to certain assets incurred during the period. The Partnership has received the maximum aggregate reimbursements defined within the Omnibus Agreement with Sunoco as of December 31, 2006. As a result, the Partnership does not expect to be reimbursed by Sunoco for certain maintenance capital expenditures going forward. The reimbursements of these amounts were recorded by the Partnership as capital contributions.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Income Statement
Sales and other operating revenue	$1,481,126	$1,143,671	$5,837,235	$4,482,612
Other income	5,771	2,541	17,315	14,295

Total Revenues	1,486,897	1,146,212	5,854,550	4,496,907

Cost of products sold and operating expenses	1,427,742	1,102,645	5,644,021	4,326,713
Depreciation and amortization	9,413	9,438	36,649	33,838
Selling, general and administrative expenses	13,770	14,619	55,686	53,048

Total costs and expenses	1,450,925	1,126,702	5,736,356	4,413,599

Operating income	35,972	19,510	118,194	83,308
Interest cost and debt expense, net	8,591	5,940	30,858	22,079
Capitalized interest	(540)	(354)	(3,005)	(480)

Net Income	$27,921	$13,924	$90,341	$61,709

Calculation of Limited Partners’ interest:
Net Income	$27,921	$13,924	$90,341	$61,709
Less: General Partner’s interest	(4,902)	(379)	(11,166)	(3,054)

Limited Partners’ interest in Net Income	$23,019	$13,545	$79,175	$58,655

Net Income per Limited Partner unit
Basic	$0.81	$0.52	$2.87	$2.37

Diluted	$0.80	$0.52	$2.85	$2.35

Weighted average Limited Partners’ units outstanding:
Basic	28,535,870	25,769,043	27,608,565	24,783,852

Diluted	28,677,130	25,932,936	27,738,016	24,953,713

Capital Expenditure Data:
Maintenance capital expenditures	$12,990	$12,570	$29,872	$31,194
Expansion capital expenditures	21,022	35,333	209,135	149,460

Total	$34,012	$47,903	$239,007	$180,654

	Dec. 31, 2006	Dec. 31, 2005
Balance Sheet Data (at period end):
Cash and cash equivalents	$9,412	$21,645
Total Debt	491,910	355,573
Total Partners’ Capital	584,324	523,411

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Eastern Pipeline System:
Sales and other operating revenue	$28,371	$25,367	$105,636	$96,666
Other income	2,983	2,277	11,201	11,773

Total Revenues	31,354	27,644	116,837	108,439

Operating expenses	13,309	12,760	45,516	47,046
Depreciation and amortization	2,133	2,687	9,550	10,509
Selling, general and administrative expenses	4,483	4,418	17,532	18,560

Operating Income	$11,429	$7,779	$44,239	$32,324

Terminal Facilities:
Total Revenues	$32,125	$29,548	$123,279	$113,844

Operating expenses	13,862	12,574	53,427	48,571
Depreciation and amortization	3,987	3,780	15,364	15,054
Selling, general and administrative expenses	4,078	4,196	15,348	14,429

Operating Income	$10,198	$8,998	$39,140	$35,790

Western Pipeline System:
Sales and other operating revenue	$1,420,660	$1,088,758	$5,608,357	$4,272,181
Other income	2,758	262	6,077	2,443

Total Revenues	1,423,418	1,089,020	5,614,434	4,274,624

Cost of products sold and operating expenses	1,400,571	1,077,311	5,545,078	4,231,096
Depreciation and amortization	3,293	2,971	11,735	8,275
Selling, general and administrative expenses	5,209	6,005	22,806	20,059

Operating Income	$14,345	$2,733	$34,815	$15,194

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	66,242,310	60,115,379	61,763,923	56,906,896
Revenue per barrel mile (cents)	0.466	0.459	0.469	0.469

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals	399,794	400,252	391,718	389,523
Nederland terminal	428,783	466,402	461,943	457,655
Refinery terminals (3)	685,598	721,054	687,809	702,249

Western Pipeline System: (1)(4)
Crude oil pipeline throughput (bpd)	532,642	416,097	526,014	356,129
Crude oil purchases at wellhead (bpd)	190,902	178,260	191,644	186,224
Gross margin per barrel of pipeline throughput (cents) (5)	34.3	23.7	26.8	25.7

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(4)	Includes results from the Partnership’s purchases of an undivided joint interest in the Mesa Pipe Line system, the Corsicana to Wichita Falls, Texas pipeline system, the Millennium and Kilgore pipeline system and the Amdel pipeline system from acquisition dates.

(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.
     An investor call with management regarding our fourth-quarter results is scheduled for Monday morning, January 29 at 9:30 am EST. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 4920136”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.
     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID#4920136.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million shell barrels of refined product terminal capacity and 19.8 million shell barrels of crude oil terminal capacity (including 12.9 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in the Mid-Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on November 2, 2006. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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